Exhibit 99.4

Gulf Resources Provides Calendar 2008 Financial Guidance

Management Expects to Report Revenues of $87 Million and Net Income of $23.5 Million

NEW YORK and Shandong Province, China, Jan. 9 /Xinhua-PRNewswire/ -- Gulf Resources, Inc. (the 'Company') (OTC Bulletin Board: GFRE), a leading producer of Bromine and specialty chemicals in China through its two wholly-owned subsidiaries, Shuoguang City Haoyuan Chemical Company Limited ('SCHC'), and Shouguang Yu Xin Chemical Industry Co., Ltd. ('SYCI'), today announced financial guidance for calendar 2008.

Management expects to report 2008 revenues of $87 million, net income of approximately $23.5 million and earnings per share of $0.23, based on the approximately 100 million shares currently outstanding.

The guidance provided today includes only the current operations, including the estimated contribution from the recently announced Hanting area asset purchase, and does not take into account any future asset purchases or acquisitions. Management expects that its 'SCHC' subsidiary will process, produce and ship approximately 31,000 tons of bromine for the 2008 calendar year and expects this subsidiary to generate $65 million in revenue. Through its current product portfolio and new product introductions, including bromine based compounds which were previously announced, the Company expects its 'SYCI' subsidiary to contribute revenue of $22 million for 2008.

'The management team has executed on its growth plan while the domestic bromine market in China continues to experience strong demand. This factor, in addition to the RMB currency appreciation is anticipated to drive further bromine price increases. We continue to evaluate additional unlicensed bromine facilities in our immediate geographic area and expect to complete several asset purchases this year, with the goal of attaining at least a 20 percent market share by the end of 2008. Our exploitation license provides the conduit to pursue these opportunities and is a key asset for our company. Any contemplated acquisition is expected to be incremental to this guidance,' stated Gulf Resources Inc. CEO Mr. Ming Yang.

'We are experiencing growth in both of our operating subsidiaries, which is being driven through organic expansion and targeted asset purchases. 'SCHC' will continue to make capital improvements where appropriate, including new bromine wells and convey trench lines, while leveraging new integrated production processes to improve capacity utilization. Further, our 'SYCI' subsidiary plans to purchase two deep processing plants which produce bromine- based derivatives, a market we are focused on penetrating, which will provide incremental revenue growth and further margin enhancements. These contemplated purchases would be incremental to this guidance.'

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Exhibit 99.4

For calendar 2007, the Company previously provided guidance approximately $54 million in revenues and $13 million in net income. Audited results are expected to be released during March 2008.

About Bromine

Bromine and bromine compounds are used for a wide variety of different applications. Some bromine compounds are effective flame retardants, and nearly one-half of the bromine consumed annually is used in flame retardants for household and industrial applications. The agriculture industry uses bromine in pesticides. Bromine compounds are also used in oil-well drilling fluids, sanitary preparations, and an assortment of other applications including water purification chemicals, fumigants, dyes, medicines, and inorganic bromides (AgBr, silver bromide) used in films and photographic processes.

Bromine-containing chemicals are used in swimming pools and industrial cooling towers to control algae, bacteria, and odors. Some bromine-containing pesticides are used in the production or storage of food crops. Bromine also is used in the production of oil and gas well completion drilling fluids. Thanks to bromine chemicals, we now have photographic films and papers, dyes, inks, sedatives, analgesics, anesthetics and other drugs, hydraulic fluids, refrigerating and dehumidifying agents, and hair-waving preparations.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries. SCHC is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. SYCI manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com .

Safe Harbor Statement:

Several statements in this earnings guidance news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results in these forecasted revenues, net income and earnings per share may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the Peoples Republic of China, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

    For more information, please contact:

    Ethan Chuang
    Tel:   +1-646-200-6316
    Email: Ethan@gulfresourcesco.com

    Matthew Hayden
    HC International, Inc.
    Tel: +1-858-704-5065
    Email: matt@haydenir.com

SOURCE Gulf Resources, Inc.